Exhibit 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Fourth Quarter and Fiscal 2017 Results

•	Fourth quarter fiscal 2017 results

◦	Net sales $1.03 billion, growth of 10%

◦	Diluted EPS $2.84, growth of 62%; adjusted diluted EPS $2.32, growth of 30%

•	Full year fiscal 2017 results

◦	Net sales $3.4 billion, growth of 6%

◦	Diluted EPS $6.24, growth of 23%; adjusted diluted EPS $5.76, growth of 12%

•	Significant 2017 benefits from the Tax Cuts and Jobs Act to be shared with employees through cash bonuses and enhanced retirement plan contributions

•	Board of Directors authorizes new $500 million share repurchase program and 22% increase in quarterly dividend to $0.45 per share

•	Full year fiscal 2018 outlook: net sales growth of 5%; adjusted EPS growth of 15%

ATLANTA, February 27, 2018 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its fourth quarter and fiscal 2017 results.
“We saw strong demand in all channels of distribution in the fourth quarter, and are reporting another year of record sales and earnings,” said Michael D. Casey, Chairman and Chief Executive Officer.  “In 2017, we achieved our 29th consecutive year of sales growth, strengthened our business with the acquisitions of Skip Hop and our largest international licensee based in Mexico, and returned $260 million to shareholders through dividends and share repurchases.
“The Tax Cuts and Jobs Act of 2017 is expected to have a significant and positive impact on our Company’s future earnings, cash flow, and ability to invest in its growth strategies. In 2018, we plan to reinvest approximately half of the $40 million benefit from the lower corporate tax rate in brand marketing and improved eCommerce capabilities.
“Given the significant and unexpected benefit in 2017 of the historic tax reform legislation, we are also announcing today that our Board of Directors has approved $20 million in special compensation awards to all of our Company’s eligible full-time and part-time employees provided through enhanced retirement plan contributions and bonuses.

“With the support of our talented organization throughout the world, we are expecting another good year of sales, earnings and cash flow in 2018 driven by our continued focus on providing the best value and experience in young children’s apparel and related products.”

Impact of Tax Cuts and Jobs Act of 2017
The Company’s provision for income taxes in the fourth quarter of fiscal 2017 includes a net tax benefit of $40.0 million related to the enactment of the Tax Cuts and Jobs Act of 2017. This net tax benefit consists of a $50.4 million benefit related to revaluation of the Company’s deferred tax assets and liabilities and a $10.4 million provisional estimate for additional tax expense related to accumulated earnings outside of the United States.
Fourth quarter fiscal 2017 results also include pretax expense of $21.2 million for special compensation and related payroll taxes awarded as a result of this tax reform legislation. The nature of the special compensation includes:

•
Cash bonuses to full-time and part-time global employees with one year of service, with full-time employees receiving a bonus of approximately 5% of base salary and part-time employees receiving approximately $100 per year of service with the Company. The Company’s leadership team will not receive these special bonuses.

•	A 100% match of employee voluntary contributions to Company-sponsored retirement programs, subject to certain statutory thresholds and limits.
The net tax benefit and charges related to the special compensation awards described above are excluded from the adjusted operating income, net income, and earnings per diluted share measures (all non-GAAP) for the fourth quarter fiscal 2017 and fiscal 2017 described below. See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.

Consolidated Results
Fourth Quarter of Fiscal 2017 compared to Fourth Quarter of Fiscal 2016
Consolidated net sales increased $93.1 million, or 10%, to $1.03 billion.  This increase reflects growth in all business segments and contributions from the 2017 Skip Hop and Mexico licensee acquisitions. Skip Hop, a global lifestyle brand for families with young children, and the acquired business in Mexico contributed $32.9 million and $8.8 million, respectively, to consolidated net sales in the fourth quarter of fiscal 2017.
Changes in foreign currency exchange rates in the fourth quarter of fiscal 2017 compared to the fourth quarter of fiscal 2016 favorably affected consolidated net sales in the fourth quarter of fiscal 2017 by $4.5 million. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 9.5% in the fourth quarter of fiscal 2017.
Operating income in the fourth quarter of fiscal 2017 increased $6.4 million, or 4.6%, to $145.8 million, compared to $139.4 million in the fourth quarter of fiscal 2016. Operating margin in the fourth quarter of fiscal 2017 decreased 70 basis points to 14.2%, compared to 14.9% in the fourth quarter of fiscal 2016.

Adjusted operating income (a non-GAAP measure) increased $25.4 million, or 17.9%, to $167.4 million, compared to $142.0 million in the fourth quarter of fiscal 2016. Adjusted operating margin (a non-GAAP measure) increased 110 basis points to 16.3%, compared to 15.2% in the fourth quarter of fiscal 2016, reflecting improved gross margin, principally due to favorable product costs and other sourcing efficiencies, and SG&A expense leverage.
Net income in the fourth quarter of fiscal 2017 increased $48.6 million, or 55.8%, to $135.7 million, or $2.84 per diluted share, compared to $87.1 million, or $1.76 per diluted share, in the fourth quarter of fiscal 2016.
Adjusted net income (a non-GAAP measure) increased $22.2 million, or 25.1%, to $111.0 million, compared to $88.7 million in the fourth quarter of fiscal 2016. Adjusted earnings per diluted share (a non-GAAP measure) increased 29.6% to $2.32, compared to $1.79 in the fourth quarter of fiscal 2016.
Fiscal 2017 compared to Fiscal 2016
Consolidated net sales increased $201.2 million, or 6.3%, to $3.4 billion.  The net sales increase reflects growth in the Company’s U.S. Retail segment and contribution from the Skip Hop acquisition. The Skip Hop and Mexico acquisitions contributed $96.3 million and $15.4 million, respectively, to consolidated net sales in fiscal 2017.
Changes in foreign currency exchange rates in fiscal 2017 compared to fiscal 2016 favorably affected consolidated net sales in fiscal 2017 by $6.6 million. On a constant currency basis, consolidated net sales increased 6.1% in fiscal 2017.
Operating income in fiscal 2017 decreased $7.0 million, or 1.6%, to $419.6 million, compared to $426.6 million in fiscal 2016. Operating margin in fiscal 2017 decreased 100 basis points to 12.3%, compared to 13.3% in fiscal 2016.
Adjusted operating income increased $13.4 million, or 3.1%, to $444.8 million, compared to $431.4 million in fiscal 2016. Adjusted operating margin decreased 40 basis points to 13.1%, compared to 13.5% in fiscal 2016, reflecting increased investments in retail operations, marketing, and technology in addition to bad debt provisions related to wholesale customer bankruptcies, which were partially offset by favorable product costs.
Net income in fiscal 2017 increased $44.7 million, or 17.3%, to $302.8 million, or $6.24 per diluted share, compared to $258.1 million, or $5.08 per diluted share, in fiscal 2016.
Adjusted net income increased $18.6 million, or 7.1%, to $279.7 million, compared to $261.1 million in fiscal 2016. Adjusted earnings per diluted share increased 12.1%, to $5.76, compared to $5.14 in fiscal 2016.
Cash flow from operations in fiscal 2017 was $329.6 million compared to $369.2 million in fiscal 2016.  The decrease primarily reflected unfavorable changes in net working capital.

Business Segment Results
At the beginning of fiscal 2017, the Company combined its Carter’s Retail and OshKosh Retail segments into a single U.S. Retail operating segment, and its Carter’s Wholesale and OshKosh Wholesale segments into a single U.S. Wholesale operating segment, to reflect the sales-channel approach executive management now uses to evaluate business performance and manage operations in the United States.  The International segment was not affected by these changes. The Company’s reportable segments are now

U.S. Retail, U.S. Wholesale, and International. Prior periods have been conformed to reflect this current segment structure.

U.S. Retail Segment
Fourth Quarter of Fiscal 2017 compared to Fourth Quarter of Fiscal 2016
U.S. Retail segment sales increased $37.8 million, or 7.2%, to $565.7 million. U.S. Retail comparable sales increased 4.5%, comprised of eCommerce comparable sales growth of 19.1% and a comparable retail store sales decline of 1.0%. Skip Hop contributed $5.8 million to segment net sales in the fourth quarter of fiscal 2017.
In the fourth quarter of fiscal 2017, the Company opened 19 stores and closed 10 stores in the United States.
Fiscal 2017 compared to Fiscal 2016
U.S. Retail segment sales increased $118.9 million, or 7.2%, to $1.78 billion. U.S. Retail comparable sales increased 2.7%, comprised of eCommerce comparable sales growth of 21.6% and a comparable retail store sales decline of 3.3%. Skip Hop contributed $8.8 million to segment net sales in fiscal 2017.
In fiscal 2017, the Company opened 57 stores and closed 19 stores in the United States.
As of the end of the fourth quarter of fiscal 2017, the Company operated 830 retail stores in the United States.

U.S. Wholesale Segment
Fourth Quarter of Fiscal 2017 compared to Fourth Quarter of Fiscal 2016
U.S. Wholesale segment sales increased $32.7 million, or 11.0%, to $329.8 million, driven by the contribution from the Skip Hop acquisition and an increase in demand for Carter’s brand products. Skip Hop contributed $17.5 million to segment net sales in the fourth quarter of fiscal 2017.
Fiscal 2017 compared to Fiscal 2016
U.S. Wholesale segment sales increased $31.6 million, or 2.7%, to $1.21 billion, reflecting the contribution from the Skip Hop acquisition, partially offset by a decrease in demand for Carter’s and OshKosh products. Skip Hop contributed $55.7 million to segment net sales in fiscal 2017.

International Segment
Fourth Quarter of Fiscal 2017 compared to Fourth Quarter of Fiscal 2016
International segment sales increased $22.6 million, or 20.7%, to $131.8 million, reflecting contributions from the Skip Hop and Mexico acquisitions and growth in Canada and China, partially offset by decreased wholesale demand in other markets outside of the United States. The Skip Hop and Mexico acquisitions contributed $9.6 million and $8.8 million, respectively, to segment net sales in the fourth quarter of fiscal 2017.

Changes in foreign currency exchange rates in the fourth quarter of fiscal 2017 as compared to the fourth quarter of fiscal 2016 favorably affected International segment net sales in the fourth quarter of fiscal 2017 by $4.5 million. On a constant currency basis, International segment net sales increased 16.6%.
Compared to the fourth quarter of fiscal 2016, Canada retail comparable sales decreased 0.2% in the fourth quarter of fiscal 2017, comprised of comparable stores sales decline of 2.6%, partially offset by comparable eCommerce sales growth of 20.0%.
In the fourth quarter of fiscal 2017, the Company opened seven stores in Canada and one store in Mexico.
Fiscal 2017 compared to Fiscal 2016
International segment sales increased $50.7 million, or 13.9%, to $415.5 million. This increase reflects the contributions from the Skip Hop and Mexico acquisitions and growth in Canada and China, partially offset by decreased wholesale demand in other markets outside of the U.S. The Skip Hop and Mexico acquisitions contributed $31.8 million and $15.4 million, respectively, to segment net sales in fiscal 2017.
Changes in foreign currency exchange rates in fiscal 2017 as compared to fiscal 2016 favorably affected International segment net sales in fiscal 2017 by $6.6 million. On a constant currency basis, International segment net sales increased 12.1%.
Compared to fiscal 2016, Canada retail comparable sales increased 0.2% in fiscal 2017, comprised of comparable eCommerce sales growth of 37.6%, partially offset by comparable stores sales decline of 3.1%.
In fiscal 2017, the Company opened 17 stores and closed two stores in Canada and opened two stores in Mexico. As of the end of fiscal 2017, the Company operated 179 retail stores in Canada and 41 stores in Mexico.

Expanded Return of Capital Initiatives
As part of the Company’s ongoing commitment to return capital to shareholders, the Company’s Board of Directors on February 22, 2018 authorized a new $500 million share repurchase program and approved a 22% increase ($0.08 per share) in its quarterly cash dividend, to $0.45 per share, for payment on March 23, 2018, to shareholders of record at the close of business on March 12, 2018.
Since 2007, the company has returned a total of $1.5 billion to shareholders through share repurchases and dividends and retired approximately 35% of its outstanding shares.
The share repurchase authorization announced today permits the Company to repurchase shares of its common stock up to $500 million, in addition to approximately $74 million remaining under previous authorizations. Such purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity being at the discretion of the Company's management depending on market conditions, stock price, other investment priorities, and other factors. These share repurchase authorizations have no expiration date.
Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.

Dividends
During the fourth quarter of fiscal 2017, the Company paid a cash dividend of $0.37 per share totaling $17.5 million. In fiscal 2017, the Company paid quarterly cash dividends of $0.37 per share each quarter totaling $70.9 million.
Stock Repurchase Activity
During the fourth quarter of fiscal 2017, the Company repurchased and retired 375,814 shares of its common stock for $37.8 million at an average price of $100.55 per share. During fiscal 2017, the Company repurchased and retired 2.1 million shares for $188.8 million at an average price of $89.74 per share. Fiscal 2018 year-to-date through February 26, 2018, the Company has repurchased and retired a total of 95,498 shares for $11.4 million at an average price of $119.32 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for open market share repurchases.

2018 Business Outlook
For the first quarter of fiscal 2018, the Company projects net sales to increase approximately 2% compared to the first quarter of fiscal 2017 and adjusted diluted earnings per share to be approximately comparable to adjusted diluted earnings per share of $0.97 in the first quarter of fiscal 2017. This forecast for first quarter fiscal 2018 adjusted earnings per share reflects an anticipated effective tax rate of approximately 22%.
For fiscal 2018, the Company projects net sales to increase approximately 5% over fiscal 2017 and adjusted diluted earnings per share to increase approximately 15% compared to adjusted diluted earnings per share of $5.76 in fiscal 2017. This forecast for fiscal 2018 adjusted diluted earnings per share contemplates: 1) adjusted operating income to be approximately comparable to adjusted operating income of $445 million in fiscal 2017, which reflects a significant year-over-year increase in investments in brand marketing and improved eCommerce capabilities; and 2) an effective tax rate of approximately 23%.
The Company believes these non-GAAP measurements provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company's executive management to assess the Company's performance.

Conference Call
The Company will hold a conference call with investors to discuss fourth quarter and fiscal 2017 results and its business outlook on February 27, 2018 at 8:30 a.m. Eastern Standard Time. To participate in the call, please dial 719-325-2281. To listen to a live broadcast of the call on the internet, please visit www.carters.com and select the “Fourth Quarter 2017 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same tab by selecting links for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through March 8, 2018, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 7077705. The replay will also be archived on the Company's website under the “Investor Relations” tab.

About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkoshbgosh.com, and www.cartersoshkosh.ca. The Company’s Just One You and Genuine Kids brands are available at Target, its Child of Mine brand is available at Walmart, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the first quarter of fiscal 2018 and fiscal year 2018, or any other future period, assessments of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among the risks and uncertainties that may impact future results are the risks of: losing one or more major customers, vendors, or licensees, due to competition, inadequate quality of the Company’s products, or otherwise; financial difficulties for one or more of the Company’s major customers, vendors, or licensees, or an overall decrease in consumer spending; our products not being accepted in the marketplace, due to quality concerns, changes in consumer preference and fashion trends, or otherwise; a failure to meet regulatory requirements, including those relating to product quality and safety; negative publicity, including as a result of product recalls or otherwise; a failure to protect the Company’s intellectual property; various types of litigation, including class action litigation brought under various consumer protection, employment, and privacy and information security laws; a breach of the Company’s consumer databases, systems, or processes; slow-downs, disruptions, or strikes along the Company’s supply chain, including disruptions resulting from foreign supply sources, the Company’s distribution centers, or in-sourcing capabilities; unsuccessful expansion into international markets or failure to successfully manage legal, regulatory, political and economic risks of the Company’s existing international operations, including maintaining compliance with worldwide anti-bribery laws; fluctuations in foreign currency exchange rates; and an inability to obtain additional financing on favorable terms. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$1,027,306	$934,203	$3,400,410	$3,199,184
Cost of goods sold	567,099	523,711	1,917,096	1,820,035
Gross profit	460,207	410,492	1,483,314	1,379,149
Selling, general, and administrative expenses	325,507	282,624	1,106,927	995,406
Royalty income	(11,063)	(11,545)	(43,181)	(42,815)
Operating income	145,763	139,413	419,568	426,558
Interest expense	7,685	6,723	30,044	27,044
Interest income	(86)	(110)	(345)	(563)
Other expense (income), net	417	334	(1,163)	4,007
Income before income taxes	137,747	132,466	391,032	396,070
Provision for income taxes	2,058	45,349	88,268	137,964
Net income	$135,689	$87,117	$302,764	$258,106

Basic net income per common share	$2.87	$1.77	$6.31	$5.13
Diluted net income per common share	$2.84	$1.76	$6.24	$5.08
Dividend declared and paid per common share	$0.37	$0.33	$1.48	$1.32

CARTER’S, INC.
CONDENSED BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	For the fiscal quarter ended				For the fiscal year ended
	December 30, 2017	% of total sales	December 31, 2016	% of total sales	December 30, 2017	% of total sales	December 31, 2016	% of total sales
Net sales:
U.S. Retail (a)	$565,662	55.1%	$527,845	56.5%	$1,775,287	52.2%	$1,656,414	51.8%
U.S. Wholesale	329,821	32.1%	297,126	31.8%	1,209,663	35.6%	1,178,034	36.8%
International (b)	131,823	12.8%	109,232	11.7%	415,460	12.2%	364,736	11.4%
Total net sales	$1,027,306	100.0%	$934,203	100.0%	$3,400,410	100.0%	$3,199,184	100.0%

Operating income:		Operating margin		Operating margin		Operating margin		Operating margin
U.S. Retail (c) (g)	$87,570	15.5%	$85,457	16.2%	$215,601	12.1%	$212,581	12.8%
U.S. Wholesale (d) (g)	68,017	20.6%	65,032	21.9%	252,090	20.8%	260,953	22.2%
International (e) (g)	18,418	14.0%	22,003	20.1%	46,426	11.2%	59,194	16.2%
Corporate expenses (f) (h)	(28,242)		(33,079)		(94,549)		(106,170)
Total operating income	$145,763	14.2%	$139,413	14.9%	$419,568	12.3%	$426,558	13.3%

(a)	Includes retail stores and eCommerce results.

(b)	Includes international retail, eCommerce, and wholesale sales.

(c)	Fiscal 2017 includes approximately $2.7 million of expenses related to store restructuring and approximately $12.7 million for a provision for special employee compensation.

(d)	Fiscal 2017 includes approximately $3.3 million for a provision for special employee compensation.

(e)	Includes international licensing income. Fiscal 2017 includes approximately $2.3 million for a provision for special employee compensation.

(f)
Includes expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, and certain legal, consulting, and audit fees.

(g)	$1.2 million of certain costs related to inventory acquired from Skip Hop are included in the operating income of U.S. Wholesale, U.S. Retail, and International for fiscal 2017.

(h)	Includes the following charges:

	For the fiscal quarter ended		For the fiscal year ended
(dollars in millions)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Provisions for special employee compensation	$2.9	$—	$2.9	$—
Amortization of H.W. Carter and Sons tradenames	$—	$—	$—	$1.7
Adjustment to Skip Hop contingent consideration	$—	$—	$(3.6)	$—
Direct sourcing initiative	$—	$0.2	$0.3	$0.7
Acquisition-related costs	$0.1	$2.4	$3.4	$2.4

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	December 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$178,494	$299,358
Accounts receivable, net	240,561	202,471
Finished goods inventories	548,722	487,591
Prepaid expenses and other current assets	49,892	32,180
Deferred income taxes	—	35,486
Total current assets	1,017,669	1,057,086
Property, plant, and equipment, net	377,924	385,874
Tradenames, net	365,551	308,928
Goodwill	230,424	176,009
Customer relationships, net	47,996	—
Other assets	28,435	18,700
Total assets	$2,067,999	$1,946,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$182,114	$158,432
Other current liabilities	146,510	119,177
Total current liabilities	328,624	277,609

Long-term debt, net	617,306	580,376
Deferred income taxes	84,848	130,656
Other long-term liabilities	180,128	169,832
Total liabilities	1,210,906	1,158,473

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at December 30, 2017 and December 31, 2016	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 47,178,346 and 48,948,670 shares issued and outstanding at December 30, 2017 and December 31, 2016, respectively	472	489
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(29,093)	(34,740)
Retained earnings	885,714	822,375
Total stockholders’ equity	857,093	788,124
Total liabilities and stockholders’ equity	$2,067,999	$1,946,597

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the fiscal year ended
	December 30, 2017	December 31, 2016
Cash flows from operating activities:
Net income	$302,764	$258,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,796	71,522
Amortization of intangible assets	2,616	1,919
Adjustment and accretion of contingent consideration	(3,600)	—
Amortization of debt issuance costs	1,572	1,461
Non-cash stock-based compensation	17,549	16,847
Unrealized foreign currency exchange (gain) loss, net	(624)	33
Income tax benefit from stock-based compensation	—	(4,800)
Loss on disposal of property, plant, and equipment	1,572	1,167
Deferred income taxes	(54,892)	1,294
Effect of changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(18,046)	5,041
Inventories	(20,922)	(17,482)
Prepaid expenses and other assets	(21,339)	2,060
Accounts payable and other liabilities	41,175	32,061
Net cash provided by operating activities	329,621	369,229
Cash flows from investing activities:
Capital expenditures	(69,473)	(88,556)
Acquisition of businesses, net of cash acquired	(158,457)	—
Disposals of property, plant, and equipment	15	216
Net cash used in investing activities	(227,915)	(88,340)
Cash flows from financing activities:
Payments of debt issuance costs	(2,119)	—
Borrowings under secured revolving credit facility	200,000	—
Payments on secured revolving credit facility	(163,965)	—
Repurchases of common stock	(188,762)	(300,445)
Dividends paid	(70,914)	(66,355)
Income tax benefit from stock-based compensation	—	4,800
Withholdings of taxes from vesting of restricted stock	(5,753)	(8,673)
Proceeds from exercises of stock options	8,438	7,166
Net cash used in financing activities	(223,075)	(363,507)
Net effect of exchange rate changes on cash	505	767
Net decrease in cash and cash equivalents	(120,864)	(81,851)
Cash and cash equivalents, beginning of fiscal year	299,358	381,209
Cash and cash equivalents, end of fiscal year	$178,494	$299,358

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal quarter ended December 30, 2017
	Gross Margin	% of Net Sales	SG&A	% of Net Sales	Operating Income	% of Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$460.2	44.8%	$325.5	31.7%	$145.8	14.2%	$135.7	$2.84
Acquisition costs (b) (c)	0.4		(0.1)		0.5		0.3	0.01
Special employee compensation provision (b) (d)	—		(21.2)		21.2		15.1	0.32
Tax reform (e)	—		—		—		(40.0)	(0.84)
Store restructuring costs (b) (h)	—		—		—		(0.2)	(0.01)
As adjusted (a)	$460.6	44.8%	$304.3	29.6%	$167.4	16.3%	$111.0	$2.32

	Fiscal year ended December 30, 2017
	Gross Margin	% of Net Sales	SG&A	% of Net Sales	Operating Income	% of Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$1,483.3	43.6%	$1,106.9	32.6%	$419.6	12.3%	$302.8	$6.24
Acquisition costs (b) (c)	1.2		0.2		1.0		0.2	—
Special employee compensation provision (b) (d)	—		(21.2)		21.2		15.1	0.31
Tax reform (e)	—		—		—		(40.0)	(0.83)
Direct sourcing initiative (b) (f)	—		(0.3)		0.3		0.2	—
Store restructuring costs (b) (h)	—		(2.7)		2.7		1.5	0.03
As adjusted (a)	$1,484.5	43.7%	$1,082.9	31.8%	$444.8	13.1%	$279.7	$5.76

	Fiscal quarter ended December 31, 2016
	Gross Margin	% of Net Sales	SG&A	% of Net Sales	Operating Income	% of Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$410.5	43.9%	$282.6	30.3%	$139.4	14.9%	$87.1	$1.76
Acquisition costs (b) (g)	—		(2.4)		2.4		1.5	0.03
Direct sourcing initiative (b) (f)	—		(0.2)		0.2		0.1	—
As adjusted (a)	$410.5	43.9%	$280.1	30.0%	$142.0	15.2%	$88.7	$1.79

	Fiscal year ended December 31, 2016
	Gross Margin	% of Net Sales	SG&A	% of Net Sales	Operating Income	% of Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$1,379.1	43.1%	$995.4	31.1%	$426.6	13.3%	$258.1	$5.08
Acquisition costs (b) (g)	—		(2.4)		2.4		1.5	0.03
Amortization of tradenames (b)	—		(1.7)		1.7		1.1	0.02
Direct sourcing initiative (b) (f)	—		(0.7)		0.7		0.5	0.01
As adjusted (a)	$1,379.1	43.1%	$990.6	31.0%	$431.4	13.5%	$261.1	$5.14

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal quarter ended April 1, 2017
	Gross Margin	% of Net Sales	SG&A	% of Net Sales	Operating Income	% of Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$315.8	43.1%	$247.8	33.8%	$78.6	10.7%	$46.7	$0.95
Acquisition costs (b) (g)	—		(1.3)		1.3		0.8	0.02
Direct sourcing initiative (b) (f)	—		(0.2)		0.2		0.2	—
As adjusted (a)	$315.8	43.1%	$246.3	33.6%	$80.1	10.9%	$47.6	$0.97

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A expenses, operating income, net income, and diluted EPS excluding the adjustment items noted above and discussed above.  The Company believes these non-GAAP measurements provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company's executive management to assess the Company's performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)
The difference between the impacts on operating income and net income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

(c)	Non-recurring costs related to the acquisitions of Skip Hop and Carter's Mexico.

(d)	Special employee compensation provided as a result of the significant benefit related to the enactment of the Tax Cuts and Jobs Act of 2017.

(e)	Reflects the $40 million net benefit of the Tax Cuts and Jobs Act of 2017.

(f)	Costs associated with the Company's direct sourcing initiative, which include severance and relocation.

(g)	Transaction costs associated with the Skip Hop acquisition.

(h)	Tax credit received for certain payroll costs incurred during unusual storm-related closures.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	46,883,462	48,824,395	47,593,211	49,917,858
Dilutive effect of equity awards	575,843	422,205	552,864	457,849
Diluted number of common and common equivalent shares outstanding	47,459,305	49,246,600	48,146,075	50,375,707

As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$135,689	$87,117	$302,764	$258,106
Income allocated to participating securities	(1,090)	(686)	(2,406)	(2,049)
Net income available to common shareholders	$134,599	$86,431	$300,358	$256,057
Basic net income per common share	$2.87	$1.77	$6.31	$5.13
Diluted net income per common share:
Net income	$135,689	$87,117	$302,764	$258,106
Income allocated to participating securities	(1,078)	(681)	(2,385)	(2,035)
Net income available to common shareholders	$134,611	$86,436	$300,379	$256,071
Diluted net income per common share	$2.84	$1.76	$6.24	$5.08
As adjusted (a):
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$110,983	$88,736	$279,722	$261,147
Income allocated to participating securities	(889)	(698)	(2,219)	(2,073)
Net income available to common shareholders	$110,094	$88,038	$277,503	$259,074
Basic net income per common share	$2.35	$1.80	$5.83	$5.19
Diluted net income per common share:
Net income	$110,983	$88,736	$279,722	$261,147
Income allocated to participating securities	(880)	(693)	(2,200)	(2,059)
Net income available to common shareholders	$110,103	$88,043	$277,522	$259,088
Diluted net income per common share	$2.32	$1.79	$5.76	$5.14

(a) In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments presented above. The Company excluded approximately $15.3 million and $17.0 million in after-tax expenses from these results for the quarter and fiscal year ended December 30, 2017, respectively. In addition, a $40.0 million preliminary income tax benefit related to the accounting for the implementation of the Tax Cuts and Jobs Act of 2017 was excluded from these results for the fourth quarter and full fiscal 2017 year. The Company excluded approximately $1.6 million and $3.1 million in after-tax expenses from these results for the quarter and fiscal year ended December 31, 2016, respectively.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(unaudited)

The following table provides a reconciliation of EBITDA and Adjusted EBITDA for the periods indicated to net income, which is the most directly comparable financial measure presented in accordance with GAAP:

	Fiscal quarter ended		Fiscal year ended
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
(dollars in millions)
Net income	$135.7	$87.1	$302.8	$258.1
Interest expense	7.7	6.7	30.0	27.0
Interest income	(0.1)	(0.1)	(0.3)	(0.6)
Tax expense	2.1	45.3	88.3	138.0
Depreciation and amortization (a)	22.3	19.2	84.4	73.4
EBITDA	$167.6	$158.3	$505.1	$496.0

Adjustments to EBITDA
Revaluation of contingent consideration (b)	—	—	(3.6)	—
Store restructuring costs (c)	—	—	2.7	—
Special employee compensation provision (d)	21.2	—	21.2	—
Direct sourcing initiative (e)	—	0.2	0.3	0.7
Acquisition-related costs (f)	0.4	2.4	4.6	2.4
Adjusted EBITDA	$189.2	$160.8	$530.3	$499.1

(a)	Includes amortization of acquired finite-life tradenames and customer relationship intangible assets.

(b)	Revaluation of the contingent consideration liability associated with the Company’s acquisition of Skip Hop.

(c)	Net costs arising from unusual storm damage and related closures.

(d)	Special employee compensation provision related to significant benefit related to the enactment of the Tax Cuts and Jobs Act of 2017; includes $1.2 million in related payroll taxes.

(e)	Pre-tax costs associated with the Company's direct sourcing initiative, which includes severance and relocation.

(f)	Non-recurring costs incurred in connection with the Skip Hop and Carter's Mexico business acquisitions.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in the footnotes (b) - (f) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. These measures are used by the Company's executive management to assess the Company's performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter and fiscal year ended December 30, 2017:

	Fiscal Quarter Ended
	Reported Net Sales December 30, 2017	Impact of Foreign Currency Translation	Constant-Currency Net Sales December 30, 2016	Reported Net Sales December 31, 2016	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,027.3	$(4.5)	$1,022.8	$934.2	10.0%	9.5%
International segment net sales	$131.8	$(4.5)	$127.3	$109.2	20.7%	16.6%

	Fiscal Year Ended
	Reported Net Sales December 30, 2017	Impact of Foreign Currency Translation	Constant-Currency Net Sales December 31, 2016	Reported Net Sales December 31, 2016	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$3,400.4	$(6.6)	$3,393.8	$3,199.2	6.3%	6.1%
International segment net sales	$415.5	$(6.6)	$408.9	$364.7	13.9%	12.1%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.